Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of TerraForm Power, Inc. (the “Company”) for the registration of Class A common stock, debt securities, preferred stock, warrants and units and to the incorporation by reference therein of our report dated June 13, 2014, with respect to the consolidated financial statements of Imperial Valley Solar 1 Holdings II, LLC, included in the Form 8-K/A of TerraForm Power, Inc. filed with the Securities and Exchange Commission on March 30, 2015.

/s/ Ernst & Young LLP

McLean, Virginia

September 4, 2015